Exhibit 10.2

TAX MATTERS AGREEMENT

BETWEEN

UNIMIN CORPORATION,

SCR-SIBELCO NV,

AND

SIBELCO NORTH AMERICA, INC.

DATED AS OF MAY 31, 2018

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of May 31, 2018, by and among Unimin Corporation, a Delaware corporation (“Unimin”), SCR-Sibelco NV, a Belgian public company (“Sibelco”), and Sibelco North America, Inc., a Delaware corporation and a newly-formed, direct wholly-owned subsidiary of Unimin (“HPQ Co”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Business Contribution Agreement.

RECITALS

WHEREAS, the Board of Directors of Unimin has determined that it would be appropriate and desirable to completely separate the HPQ Business from Unimin;

WHEREAS, as of the date hereof, Unimin is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code that has elected to file consolidated U.S. Federal income tax returns (“Unimin Affiliated U.S. Tax Group”);

WHEREAS, Unimin is a wholly owned subsidiary of Sibelco;

WHEREAS, pursuant to the Business Contribution Agreement, Unimin and HPQ Co have agreed to separate the HPQ Business from Unimin by means of the Contribution, which will be followed by the Distribution;

WHEREAS, Unimin and HPQ Co intend that (i) the Contribution qualifies as a reorganization under Section 368(a)(1)(D) of the Code pursuant to which no gain or loss is recognized by Unimin or HPQ Co, including under Sections 357, 361 and 1032 of the Code and with each of Unimin and HPQ Co as a party to the reorganization; (ii) the Distribution qualifies for non-recognition of gain or loss, including under Sections 355 and 361 of the Code; and (iii) neither the Contribution nor the Distribution will result in a FIRPTA Tax (collectively, the “Tax-Free Status”);

WHEREAS, the HPQ Business was conducted directly by Unimin prior to the Contribution;

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for certain Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

1. Defined Terms.

1.1 General. For purposes of this Agreement (including the Recitals), the following terms have the following meanings:

“Adjustment Request” means any claim or request filed with any Tax Authority for the adjustment, refund, or credit of Taxes, including (i) any adjustment pursuant to an amended Tax Return and (ii) any claim for a refund or credit of Taxes.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined at the relevant time for the determination, provided that, for the period from and after the Distribution: (i) no member of the Unimin Group shall be deemed an Affiliate of the HPQ Co Group and no member of the HPQ Co Group shall be deemed an Affiliate of the Unimin Group, (ii) Sibelco shall not be considered an Affiliate of either HPQ Co or Unimin, and (iii) no Person shall be considered an affiliate of either HPQ Co or Unimin based on any direct or indirect control by Sibelco, or of Sibelco.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Cash Redemption” means any of the following: (i) the redemption of certain shares of Unimin Capital Stock in exchange for a note or other evidence of indebtedness; (ii) the repayment, satisfaction, or other discharge of a note or other evidence of indebtedness issued in the redemption described in the immediately-preceding clause (i); or (iii) the repayment, satisfaction, or other discharge of a note or other evidence of indebtedness issued in exchange for cash used to fund or otherwise effect the Cash Redemption.

“Assumed Liabilities” has the meaning set forth in the Business Contribution Agreement.

“Business Contribution Agreement” means the Business Contribution Agreement by and among Sibelco, Unimin and HPQ Co dated as of May 31, 2018.

“Business Day” has the meaning set forth in the Business Contribution Agreement.

“Cash Redemption” has the meaning set forth in the Merger Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contribution” means the transfer and contribution of the assets comprising the HPQ Business by Unimin to HPQ Co solely in exchange for 100% of the issued and outstanding HPQ Co Common Stock and the assumption by HPQ Co of liabilities relating to such assets and the HPQ Business pursuant to the Business Contribution Agreement.

“Controlling Party” has the meaning set forth in Section 10.2(f).

“Distribution” means the distribution by Unimin of all of the HPQ Co Common Stock held by Unimin to Sibelco solely in exchange for 169,550 shares of Unimin Common Stock held by Sibelco pursuant to the Redemption Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax (other than Federal Income Taxes) imposed by the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Section 355(d) and (e) of the Code.

“Filing Party” has the meaning set forth in Section 4.1.

“Final Determination” means the final resolution of liability for any Income Tax or Other Tax for any Tax Period by or as a result of (i) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction; (ii) a final settlement, compromise or other agreement with the relevant Tax Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an IRS Form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under State, local or foreign law; (iii) the expiration of the applicable statute of limitations; or (iv) payment of such Tax, if assessed by a Tax Authority, pursuant to an agreement in writing by, as relevant, Sibelco, Unimin and HPQ Co (or any of their Affiliates) to accept such assessment.

“FIRPTA Tax” means any Tax imposed on Unimin under Sections 897, 1441, 1442, or 1445 of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, that is an income tax as defined in Treasury Regulation Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession (other than any Foreign Income Taxes), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Tax” means any Foreign Income Tax and/or Foreign Other Tax.

“Governmental Authority” has the meaning set forth in the Business Contribution Agreement.

“Group” means the Unimin Group or the HPQ Co Group, or both, as the context requires.

“HPQ Business” means the global high purity quartz mining and production business of Unimin, which includes the production of co-products generated by the high purity quartz mining and production including mica, feldspar and hydrofluorosilicic acid.

“HPQ Co” has the meaning set forth in the Preamble.

“HPQ Co Active Trade or Business” means the active conduct (within the meaning of Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by HPQ Co and its “separate affiliated group” (within the meaning of in Section 355(b)(3)(B) of the Code) of the HPQ Business as conducted immediately prior to the Spin-Off.

“HPQ Co Adjustment” means any proposed adjustment by a Tax Authority or claim for refund or credit asserted in a Tax Contest to the extent that, under this Agreement, HPQ Co would be exclusively liable for any resulting Tax or exclusively entitled to receive any resulting Tax Benefit.

“HPQ Co Capital Stock” means all classes or series of stock of HPQ Co, including (i) the HPQ Co Common Stock, (ii) all options, warrants and other rights to acquire such stock and (iii) all instruments properly treated as stock in HPQ Co for U.S. federal income tax purposes.

“HPQ Co Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Attribute of any member of the HPQ Co Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“HPQ Co Common Stock” means the single class of authorized and outstanding common stock of HPQ Co immediately after the Distribution.

“HPQ Co Federal Consolidated Income Tax Return” means any consolidated Tax Return for Federal Income Taxes for the affiliated group (within the meaning of Section 1504 of the Code) of which HPQ Co is the common parent.

“HPQ Co Foreign Combined Income Tax Return” means a consolidated, combined, unitary or other similar Tax Return for Foreign Income Taxes or any Tax Return for Foreign Income Taxes with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity, in each case, that actually includes, by election or otherwise, two or more members of the HPQ Co Group.

“HPQ Co Group” means HPQ Co and its Affiliates, if any, as determined immediately after the Distribution and thereafter.

“HPQ Co Group Return” means any HPQ Co Federal Consolidated Income Tax Return, HPQ Co Foreign Combined Income Tax Return, or HPQ Co State Combined Income Tax Return.

“HPQ Co Percentage” means 23.63%.

“HPQ Co Separate Return” means any Return of HPQ Co or any member of the HPQ Co Group that is not an HPQ Co Group Return.

“HPQ Co State Combined Income Tax Return” means a consolidated, combined, unitary or other similar Tax Return for State Income Taxes that actually includes, by election or otherwise, two or more members of the HPQ Co Group.

“HPQ Co Tax Obligations” has the meaning set forth in Section 17.

“Income Tax” means any Federal Income Tax, State Income Tax and/or Foreign Income Tax.

“IRS” means the United States Internal Revenue Service.

“Merger Agreement” means the Agreement and Plan of Merger dated as of December 11, 2017, by and among Sibelco, Unimin, Bison Merger Sub, Inc., a Delaware corporation, Bison Merger Sub I, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Unimin, and Fairmount Santrol Holdings Inc., a Delaware corporation.

“Non-Controlling Party” has the meaning set forth in Section 10.2(f).

“Non-Filing Party” has the meaning set forth in Section 4.5.

“Other Tax” means any Federal Other Tax, State Other Tax, and/or Foreign Other Tax.

“Past Practices” has the meaning set forth in Section 4.2(a).

“Payment Date” means (i) with respect to any Tax Return for U.S. federal income tax purposes, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the Return determined under Section 6072 of the Code, and the date the Return is filed; and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

Pre-Distribution Period HPQ Business Taxes” means any Pre-Distribution Period HPQ Income Taxes and any Pre-Distribution Period HPQ Other Taxes.

“Pre-Distribution Period HPQ Income Taxes” means the product of (i) any Income Taxes of the Unimin Group (or an individual member thereof) for a Pre-Distribution Period that are unpaid as of the Distribution (including such Taxes payable after the Distribution pursuant to a Tax Contest, Final Determination, settlement, judgment, or otherwise) times (ii) the HPQ Co Percentage.

“Pre-Distribution Period HPQ Other Taxes” means the following Other Taxes for a Pre-Distribution Period that are unpaid as of the Distribution (including such Taxes payable after the Distribution pursuant to a Tax Contest, Final Determination, settlement, judgment, or otherwise): (i) property (real or personal), other ad valorem, unclaimed property, escheat, excise, use or other similar taxes based on or assessed with respect to any Transferred Asset or Assumed Liability; (ii) severance, production, excise and other similar taxes based on operations, including mining, production, severance or extraction, at the Transferred Facilities; (iii) sales, valued added, goods and services and other similar taxes related to any product or service derived from the Transferred Facilities; and (iv) taxes imposed under Subtitle C of the Code and any similar employment, unemployment, withholding, social security, disability or payroll taxes imposed under applicable state, local, or non-U.S. Tax Law with respect to the Transferred Employees.

“Prime Rate” means the base rate on corporate loans charged by JPMorgan Chase Bank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Proceeding” has the meaning set forth in the Business Contribution Agreement.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7 to enter into a transaction or series of transactions), whether such transaction is supported by Sibelco, HPQ Co or Unimin, as applicable, management or shareholders, is a hostile or unsolicited acquisition, or otherwise, as a result of which Unimin or HPQ Co would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Unimin or HPQ Co and/or one or more holders of outstanding shares of Unimin Capital Stock or HPQ Co Capital Stock, as applicable and including through a stock offering or other issuance, a number of shares of Unimin Capital Stock or HPQ Co Capital Stock that would, when combined with any other changes in ownership of Unimin Capital Stock or HPQ Co Capital Stock pertinent for purposes of Section 355(e) of the Code, equal or exceed the Fifty-Percent or Greater Interest in relation to (A) the value of all outstanding shares of Unimin Capital Stock or HPQ Co Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of Unimin Capital Stock or HPQ Co Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Unimin or HPQ Co of a shareholder rights plan that meets the requirements of Revenue Ruling 90-11, (ii) issuances of stock by Unimin or HPQ Co that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d) or (iii) transfers of stock on an established securities market that are described in Safe Harbor VII of Treasury Regulation Section 1.355-7(d). For this purpose, any recapitalization, repurchase or redemption of Unimin Common Stock or other Unimin Capital Stock or HPQ Co Common Stock or other HPQ Capital Stock (as the case may be) and any amendment to the certificate of incorporation (or other organizational documents) of Unimin or HPQ Co (as the case may be) shall be treated as an indirect acquisition of such stock by any shareholder to the extent such shareholder’s percentage interest, in interests that are treated as outstanding equity in Unimin or HPQ Co (as the case may be) for U.S. federal income tax purposes, increases by vote or value. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Redemption Agreement” means the Redemption Agreement between Unimin and Sibelco dated as of May 31, 2018.

“Remaining Business” means any business conducted by Unimin and its Affiliates prior to the Distribution other than the HPQ Co Business, and all business conducted by Unimin and its Affiliates after the Contribution.

“Representation Letters” means the representation letters delivered or deliverable by Unimin and HPQ Co (and their officers) in connection with the rendering by Tax Advisors of the Tax Opinion.

“Responsible Company” means, with respect to any Tax Return, the Company having the primary responsibility for preparing and filing such Tax Return under this Agreement.

“Restricted Actions” means, with respect to HPQ Co, the actions listed in Sections 7.2(a), (b) and (c) and, with respect to Unimin, the actions listed in Sections 7.3(a), (b) and (c).

“Ruling” means a private letter ruling issued by the IRS to Sibelco, Unimin, HPQ Co, or any of their Affiliates to the effect that a transaction will not affect the Tax-Free Status.

“Ruling Request” means any letter filed by Sibelco, Unimin, HPQ Co, or any of their Affiliates with the IRS requesting a Ruling (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Separate Return” means an HPQ Co Separate Return or a Unimin Separate Return, or both, as the context requires.

“Sibelco” has the meaning set forth in the Preamble.

“Sibelco Guaranty” means the guaranty of Sibelco set forth in Section 17.

“Spin-Off” means the Contribution and the Distribution.

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State which is based upon, measured by, or calculated with respect to: (i) net income or profits or net receipts, however denominated (including any capital gains, minimum Tax, or any Tax on items of Tax preference, but not including sales, use, real or personal property, value added, escheat, excise (other than excise taxes based on or measure by net income, receipts, or earnings), goods and services, customs or transfer or similar Taxes) or (ii) multiple bases (including franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i), together, in each case, with any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State (other than any State Income Taxes), including, for the avoidance of doubt, sales, use, real or personal property, value added, escheat, excise, goods and services, customs, or transfer or similar Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Tax” means any State Income Taxes and/or State Other Taxes.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Supplemental Tax Opinion” means an opinion of a Tax Advisor regarding the effect of a transaction, event, or other action on the Tax-Free Status. Any such opinion shall assume that the Spin-Off would have qualified for Tax-Free Status, if the transaction, event, or other action in question did not occur and may assume the accuracy of, and may rely upon, customary assumptions, representations and undertakings reasonably satisfactory to Sibelco, Unimin and HPQ Co, contained in a certificate delivered by an officer of Sibelco, Unimin or HPQ Co as the case may be.

“Tax” or “Taxes” means (i) any income, capital gain or loss, franchise, profits, gross receipts, estimated, ad valorem, net worth, transfer, value added, sales, use, real or personal property, payroll, withholding, employment, social security, excise, stamp, registration, alternative, add-on minimum, unclaimed property, escheat or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) payable to any Tax Authority or other Governmental Authority and (ii) any interest, fines, penalties or additions imposed with respect thereto.

“Tax Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or other Tax Attribute.

“Tax Advisor” means an independent tax counsel or an accounting firm of recognized national standing in the United States or other applicable jurisdiction that imposes the Tax in respect of which advice is rendered or an opinion is delivered, provided that, for the avoidance of doubt, if acceptable to the Parties, the Tax Advisor for a matter can be the auditor of any of the Parties.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the administration, assessment, or collection of such Tax for such Governmental Authority.

“Tax Benefit” means any refund, credit, or other reduction in Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” has the meaning set forth in the Recitals.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the any law, statute, code, regulation, rule, ordinance, policy, guideline, decision, decree, order, ruling or other requirement of any Governmental Authority relating to any Tax.

“Tax Materials” means the Representation Letters and any other materials delivered or deliverable by Sibelco, Unimin, HPQ Co or any other member of their respective Group in connection with the rendering by a Tax Advisor of the Tax Opinion.

“Tax Matters Dispute” has the meaning set forth in Section 14.1.

“Tax Opinion” means the opinion of Deloitte LLP deliverable to Unimin relating to the Tax-Free Status of the Spin-Off.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (i) all U.S. federal, state and local and foreign Taxes imposed on Sibelco, Unimin, or HPQ Co, as applicable, pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred by Sibelco, Unimin, or HPQ Co in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Unimin (or any Unimin Affiliate) or HPQ Co (or any HPQ Co Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case of clause (i), (ii), or (iii), resulting from the failure of the Spin-Off to qualify (in whole or in part) for Tax-Free Status.

“Tax Return” or “Return” means any return or report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar return, report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, schedules, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Return Objection Notice” has the meaning set forth in Section 4.5.

“Transfer Taxes” means all sales, use, transfer, recordation, documentary, stamp or similar Other Taxes.

“Transferred Assets” has the meaning set forth in the Business Contribution Agreement.

“Transferred Employees” has the meaning set forth in the Business Contribution Agreement.

“Transferred Facilities” has the meaning set forth in the Business Contribution Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unapproved Unimin Action” means any act or failure to act by Unimin or any Unimin Affiliate that was undertaken, approved, or authorized without the approval of a majority of the Unimin Non-Sibelco Directors.

“Unimin” shall have the meaning set forth in the first sentence of this Agreement.

“Unimin Active Trade or Business” means the active conduct (within the meaning of Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by Unimin and its “separate affiliated group” (within the meaning of Section 355(b)(3)(B) of the Code) of the Remaining Business as conducted immediately prior to the Spin-Off.

“Unimin Adjustment” means any proposed adjustment by a Tax Authority or claim for refund or credit asserted in a Tax Contest to the extent that, under this Agreement, Unimin would be exclusively liable for any resulting Tax or exclusively entitled to receive any resulting Tax Benefit.

“Unimin Affiliated U.S. Tax Group” shall have the meaning set forth in the Recitals.

“Unimin Capital Stock” means all classes or series of stock of Unimin, including (i) the Unimin Common Stock, (ii) all options, warrants and other rights to acquire such stock and (iii) all instruments properly treated as stock in Unimin for U.S. federal income tax purposes.

“Unimin Common Stock” means the single class of common stock of Unimin authorized and outstanding on the Distribution Date.

“Unimin Federal Consolidated Income Tax Return” means any consolidated Tax Return for Federal Income Taxes for the Unimin Affiliated U.S. Tax Group.

“Unimin Foreign Combined Income Tax Return” means a consolidated, combined, unitary or other similar Tax Return for Foreign Income Taxes or any Tax Return for Foreign Income Taxes with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity, in each case, that actually includes, by election or otherwise, two or more members of the Unimin Group.

“Unimin Group” means Unimin and its Affiliates, if any, excluding any entity that is a member of the HPQ Co Group after the Distribution.

“Unimin Group Return” means any Unimin Federal Consolidated Income Tax Return, Unimin Foreign Combined Income Tax Return, or Unimin State Combined Income Tax Return.

“Unimin Listed Action” has the meaning set forth in Section 7.4(a).

“Unimin Non-Sibelco Director” means any member of the Board of Directors of Unimin other than a Unimin Sibelco Director.

“Unimin Separate Return” means any Return of Unimin or any member of the Unimin Group that is not a Unimin Group Return.

“Unimin Sibelco Director” means any member of the Unimin Board of Directors chosen by Sibelco.

“Unimin State Combined Income Tax Return” means a consolidated, combined, unitary or other similar Tax Return for State Income Taxes that actually includes, by election or otherwise, two or more members of the Unimin Group.

(b) Interpretation. For purposes of this Agreement: (i) Unimin, Sibelco, and HPQ Co are sometimes collectively referred to herein as the “Companies” or the “Parties” and, as the context requires, individually referred to herein as the “Company” or a “Party”; (ii) words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (iii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (v) except as otherwise provided (e.g., with respect to references to the Code), all references herein to a “Section” or “Sections” shall be construed to refer to Sections of this Agreement; (vi) the headings and captions for this Agreement are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement; and (vii) if any period referred to herein expires on a day which is not a Business Day, or any event or condition is required by the terms of this Agreement to occur or be fulfilled (including the making of any payment required hereunder) on a day which is not a Business Day, such period shall expire on or such event or condition shall not be required to occur or be fulfilled until, as the case may be, the next succeeding Business Day.

2. Allocation of and Indemnification for Tax Liabilities.

2.1 General Rule.

(a) Unimin Liability. Unimin shall be liable for, and shall indemnify and hold harmless the HPQ Co Group from and against any and all liability for, Taxes that are allocated to Unimin under this Section 2 (including any increase in such Tax as a result of a Final Determination).

(b) HPQ Co Liability. HPQ Co shall be liable for, and shall indemnify and hold harmless Unimin (or any Affiliate of Unimin, as applicable) from and against any and all liability for, Taxes that are allocated to HPQ Co under this Section 2 (including any increase in such Tax as a result of a Final Determination).

2.2 Allocation of United States Federal Income Taxes and Federal Other Taxes. Except as provided in Section 2.5, Federal Income Taxes and Federal Other Taxes shall be allocated as follows:

(a) Allocation of Income Taxes Relating to Federal Consolidated Income Tax Returns. Unimin shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Unimin Federal Consolidated Income Tax Return, except to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes. HPQ Co shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on (i) any Unimin Federal Consolidated Income Tax Return to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes and (ii) any HPQ Co Federal Consolidated Income Tax Return.

(b) Allocation of Income Taxes Relating to Federal Separate Income Tax Returns. Unimin shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Unimin Separate Return, except to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes. HPQ Co shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any (i) Unimin Separate Return to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes and (ii) HPQ Co Separate Return.

(c) Allocation of Federal Other Taxes. With respect to any Federal Other Taxes for any Pre-Distribution Period, Unimin shall be responsible for any and all such Taxes, except to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes, and HPQ Co shall be responsible for any and all such Taxes to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes. With respect to any Federal Other Taxes for any Post-Distribution Period, Unimin shall be responsible for any and all such Taxes attributable to the Remaining Business and HPQ Co shall be responsible for such Taxes attributable to the HPQ Business.

2.3 Allocation of State Income and State Other Taxes. Except as provided in Section 2.5, State Income Tax and State Other Tax shall be allocated as follows:

(a) Allocation of State Income Taxes Relating to State Combined Income Tax Returns. Unimin shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Unimin State Combined Income Tax Return, except to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes. HPQ Co shall be responsible for any and all State Income Taxes due with respect to or required to be reported on (i) any Unimin State Combined Income Tax Return to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes and (ii) any HPQ Co State Combined Income Tax Return.

(b) Allocation of State Income Taxes Relating to Separate Returns. Unimin shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Unimin Separate Return, except to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes. HPQ Co shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any (i) Unimin Separate Return to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes and (ii) HPQ Co Separate Return.

(c) Allocation of State Other Taxes. With respect to any State Other Taxes for any Pre-Distribution Period, Unimin shall be responsible for any and all such Taxes, except to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes, and HPQ Co shall be responsible for any and all such Taxes to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes. With respect to any State Other Taxes for any Post-Distribution Period, Unimin shall be responsible for any and all such Taxes attributable to the Remaining Business and HPQ Co shall be responsible for such Taxes attributable to the HPQ Business.

2.4 Allocation of Foreign Taxes. Except as provided in Section 2.5, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a) Allocation of Foreign Income Taxes Relating to Foreign Combined Income Tax Returns. Unimin shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Unimin Foreign Combined Income Tax Return, except to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes. HPQ Co shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on (i) any Unimin Foreign Combined Income Tax Return to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes and (ii) any HPQ Co Foreign Combined Income Tax Return.

(b) Allocation of Foreign Income Taxes Relating to Separate Returns. Unimin shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Unimin Separate Return, except to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes. HPQ Co shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any (i) Unimin Separate Return to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes and (ii) HPQ Co Separate Return.

(c) Allocation of Foreign Other Taxes. With respect to any Foreign Other Taxes for any Pre-Distribution Period, Unimin shall be responsible for any and all such Taxes, except to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes, and HPQ Co shall be responsible for any and all such Taxes to the extent such Taxes are Pre-Distribution Period HPQ Business Taxes. With respect to any Foreign Other Taxes for any Post-Distribution Period, Unimin shall be responsible for any and all such Taxes attributable to the Remaining Business and HPQ Co shall be responsible for such Taxes attributable to the HPQ Business.

2.5 Certain Transaction Taxes.

(a) HPQ Co Liability. HPQ Co shall be liable for, and shall indemnify and hold harmless Unimin (and its Affiliates) or Sibelco, as applicable, from and against any and all liability for:

(i)	Any Tax resulting from a breach by HPQ Co of any covenant or representation in this Agreement, the Business Contribution Agreement or the Redemption Agreement; and

(ii)	Any Tax-Related Losses for which HPQ Co is responsible pursuant to Section 7.4.

(b) Unimin Liability. Unimin shall be liable for, and shall indemnify and hold harmless the HPQ Co Group or Sibelco, as applicable, from and against any and all liability for:

(i)	Any Tax resulting from a breach by Unimin of any covenant or representation in this Agreement, the Business Contribution Agreement or any the Redemption Agreement; and

(ii)	Any Tax-Related Losses for which Unimin is responsible pursuant to Section 7.4.

(c) Sibelco Liability. Sibelco shall be liable for, and shall indemnify and hold harmless the HPQ Co Group or Unimin (and its Affiliates), as applicable, from and against any and all liability for:

(i)	Any Tax resulting from a breach by Sibelco of any covenant or representation in this Agreement, the Business Contribution Agreement or any the Redemption Agreement;

(ii)	Any Tax-Related Losses for which Sibelco is responsible pursuant to Section 7.4; and

(iii)	Any U.S. withholding tax for which Sibelco is responsible pursuant to Section 7.5.

(d) Certain Transfer Taxes. The Parties agree that any and all Transfer Taxes imposed in connection with the transfer of the HPQ Co Assets from Unimin to HPQ Co pursuant to the Spin-Off shall be borne equally by Unimin and HPQ Co. Unimin shall determine the manner in which any Transfer Taxes and any corresponding transactions are reported for Tax purposes, including any position that no Transfer Taxes are due and payable and, unless otherwise required pursuant to a Final Determination, no member of the HPQ Co Group shall take any action that is inconsistent with the manner in which such Transfer Taxes are reported. The Parties shall reasonably cooperate to minimize Transfer Taxes. Unimin shall file (or cause to be filed) all necessary documentation with respect to such Transfer Taxes on a timely basis; provided that the HPQ Co Group shall cooperate with the preparation of any such documentation and, to the extent required by applicable Tax law, will timely file such documentation.

3. Proration of Taxes for Straddle Periods. With respect to any Straddle Period, Unimin and HPQ Co shall treat, and, if applicable, elect to treat the close of the Distribution Date as the last day of the Tax Period. If no such election is permitted, the Taxes for the Straddle Period shall be allocated to the Pre-Distribution Period as follows: (i) in the case of real or personal property taxes, taxes based on capital that are not Income Taxes, or a flat minimum amount tax, the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Distribution Date and the denominator of which is the total number of days in such Straddle Period; and (ii) in the case of all other Taxes, including Income Taxes, based upon an actual closing of the books methodology, as determined in accordance with the relevant books and records; provided that, if the Distribution Date is not on a date for which there is a closing of the financial accounting records for HPQ Co, the closing of the books methodology will be applied to ratably allocate Tax Items for the month which includes the Distribution Date, except that any extraordinary Tax Items shall be allocated to the Pre-Distribution and Post-Distribution Period on a closing of the books basis (based on the principles of Treasury Regulation Section 1.1502-76(b)(2)(ii)(C)).

4. Preparation and Filing of Tax Returns.

4.1 Responsibility for Preparation. Subject to the other provisions of this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the Person that is obligated to file such Tax Returns under the Code or other applicable Tax Law (the “Filing Party”).

4.2 Preparation of Tax Returns.

(a) General Rule. Except as provided in Section 4.2(b), with respect to any Tax Return for a Tax Period ending on or before the Distribution Date or any Straddle Period, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect (current or future) to Unimin), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices or there is no adverse effect (current or future) to Unimin), in accordance with reasonable Tax accounting practices selected by Unimin. Except as provided in Section 4.2(b), Unimin shall prepare any Tax Return for a Tax Period that begins after the Distribution Date that it has the obligation or the right to prepare and file, or cause to be prepared and filed, under Section 4.1 in accordance with reasonable Tax accounting practices selected by Unimin, provided that HPQ Co and Unimin may mutually agree in writing within 90 days after the Spin-Off to change one or more of the tax accounting methods or practices related to HPQ Co or the HPQ Business.

(b) Reporting of Transactions. The Tax treatment reported on any Tax Return of Sibelco, Unimin, HPQ Co or any of their respective Affiliates that relates to the Spin Off shall be consistent with the treatment thereof in the Tax Opinion, except as otherwise required by applicable law. To the extent there is a Tax treatment relating to the Spin-Off that is not covered by the Tax Opinion, then the Tax treatment shall be determined by the Responsible Company with respect to such Tax Return and the other Companies shall be deemed to agree to such Tax treatment unless (i) there is no reasonable basis for such Tax treatment, (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Tax Opinion, except as otherwise required by applicable law, or (iii) more favorable Tax treatment is available, as confirmed by an opinion of a Tax Advisor (which opinion and Tax Advisor shall be reasonably acceptable to the Responsible Company). Any dispute regarding such proper Tax treatment shall be referred for resolution pursuant to Section 14, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the Tax Return; provided that, if the Tax Advisor is not able to render a final decision prior to the due date for filing the applicable Tax Return, such Tax Return shall be initially filed as prepared by the Responsible Company, but reflecting all non-disputed comments provided by the other Companies, and, as promptly as practicable after the Tax Advisor finally resolves the dispute, such Tax Return shall be amended as necessary to reflect the determination of the Tax Advisor.

4.3 HPQ Co Carrybacks and Claims for Refund. HPQ Co hereby agrees that, unless Unimin consents in writing, (i) neither HPQ Co, nor any Affiliate of HPQ Co, shall make or file any Adjustment Request with respect to any Unimin Group Returns, and (ii) HPQ Co and its Affiliates shall make or file any available elections to waive the right to claim any HPQ Co Carryback arising in a Post-Distribution Period to any Pre-Distribution Period with respect to any Unimin Group Returns, and neither HPQ Co, nor any Affiliate of HPQ Co, shall make or file any affirmative election to claim any such HPQ Co Carryback; provided, however, that HPQ Co and Unimin agree that any such Adjustment Request shall be made with respect to any HPQ Co Carryback, upon the reasonable request of HPQ Co, if such HPQ Co Carryback is necessary to prevent the loss of the Tax Benefit of such HPQ Co Carryback and such Adjustment Request, based on Unimin’s sole, reasonable determination, will cause no Tax detriment to the Unimin Group or any member of the Unimin Group (unless HPQ Co agrees to reimburse Unimin for the Tax detriment (including as a result of any disallowance in whole or in part of the HPQ Co Carryback) at no net cost to Unimin). Any Adjustment Request which Unimin consents to make under this Section 4.3 shall be prepared and filed by Unimin or the applicable member of the Unimin Group, and HPQ Co shall be responsible for any out-of-pocket expenses with respect to such request and filing.

4.4 Basis of Transferred Assets and Apportionment of Other Tax Attributes. As soon as reasonably practicable following the Distribution Date, Unimin shall notify HPQ Co in writing of the adjusted Tax basis of the assets transferred to HPQ Co in the Contribution and the portion, if any, of any earnings and profits, overall foreign loss or other Tax Attribute from Pre-Distribution Periods, including consolidated, combined or unitary Tax Attributes, which Unimin determines shall be allocated or apportioned to HPQ Co under applicable Tax Law. Unimin shall provide reasonable timely updates to HPQ Co of the adjusted Tax basis of assets and the allocation of Tax Attributes as Unimin finalizes Tax Returns for the Unimin Group and as adjustments, if any, are subsequently made to such Tax Returns. HPQ Co and all members of the HPQ Co Group shall prepare all Tax Returns in accordance with such written notice. As soon as practicable after receipt of a written request from HPQ Co, Unimin shall provide copies of any studies, reports, and workpapers supporting the adjusted Tax basis of the transferred assets and other Tax Attributes allocable to HPQ Co. Any dispute regarding the adjusted Tax basis and apportionment of any other Tax Attribute shall be resolved pursuant to the provisions of Section 14. All Tax Returns prepared by the Unimin Group and the HPQ Co Group shall be consistent with the adjusted Tax basis and any allocation or apportionment as determined pursuant to this Section 4.4.

4.5 Review and Comment Rights. With respect to any Tax Return reflecting Taxes for which both Unimin or any Affiliate of Unimin, on the one hand, and HPQ Co or any Affiliate of HPQ Co, on the other, are responsible under Section 2, the Filing Party shall provide the other party (the “Non-Filing Party”) with a draft of each such Tax Return for the Non-Filing Party’s review and comment, in the case of a Tax Return for Income Taxes, at least 30 days or, in the case of a Tax Return for Other Taxes, at least 15 days (or, in the case of Tax Returns for Other Taxes, such shorter period as circumstances may reasonably require) prior to the due date for filing the applicable Tax Return (including extensions). The Non-Filing Party shall have, in the case of a Tax Return for Income Taxes, ten days or, in the case of a Tax Return for Other Taxes, five days (or, in the case of Tax Returns for Other Taxes, such shorter period as circumstances may reasonably require) from receipt of such draft Tax Return to submit in writing any objection to such Tax Return, setting forth in reasonable detail the basis for any such objection, provided that any such objections shall be limited only to items that reasonably could be expected to result in an indemnity obligation or right to a refund under this Agreement for the Non-Filing Party (a “Tax Return Objection Notice”). If the Non-Filing Party does not timely submit a Tax Return Objection Notice in accordance with the immediately preceding sentence, then the Non-Filing Party shall be deemed to have agreed to the applicable Tax Return as prepared by the Filing Party. If the Non-Filing Party timely submits a Tax Return Objection Notice, then the Parties shall work together in good faith to resolve the objections raised in such notice; provided that, if the Parties are not able to resolve all objections raised in a Tax Return Objection Notice prior to the due date for filing the applicable Tax Return (including extensions), such Tax Return shall be filed as prepared by the Filing Party, but reflecting all non-disputed comments provided by the Non-Filing Party, and, at the Non-Filing Party’s election, the remaining disputed items shall be referred for resolution pursuant to Section 14, in which case, after the Tax Advisor finally resolves the dispute, such Tax Return shall be amended as necessary to reflect the determination of the Tax Advisor.

5. Tax Payments.

5.1 Payment of Taxes with Respect to Any Group Return. Unimin shall pay to the IRS or other applicable Tax Authority any Tax due with respect to any Unimin Group Return and HPQ Co shall pay to the IRS or other applicable Tax Authority any Tax due with respect to any HPQ Co Group Return; provided that any such Taxes described in Section 5.3 shall be governed by Section 5.3; provided, further, that Section 7.4(e) shall apply with respect to payments of Tax-Related Losses, and Section 7.5 shall apply with respect to payments of any U.S. withholding taxes imposed in respect of, or as a result of, the Cash Redemption.

5.2 Payment of Separate Company Taxes and Other Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return of Income Taxes and with respect to Other Taxes, provided that any such Taxes described in Section 5.3 shall be governed by Section 5.3; provided, further, that Section 7.4(e) shall apply with respect to payments of Tax-Related Losses, and Section 7.5 shall apply with respect to payments of any U.S. withholding taxes imposed in respect of, or as a result of, the Cash Redemption.

5.3 Payment of Taxes With Respect to Joint Taxes. In the case of any Tax Return reflecting Taxes for which both Unimin or any Affiliate of Unimin, on the one hand, and HPQ Co or any Affiliate of HPQ Co, on the other, are responsible under Section 2:

(a) Computation and Payment of Tax Due. At least five Business Days prior to any Payment Date for any Tax Return, the Responsible Company shall compute the amount of Taxes required to be paid to the applicable Tax Authority with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b) Computation and Payment of Liability With Respect To Tax Due. Within 30 days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if Unimin is the Responsible Company, then HPQ Co shall pay to Unimin the amount allocable to the HPQ Co Group under the provisions of Section 2, and if HPQ Co is the Responsible Company, then Unimin shall pay to HPQ Co the amount allocable to the Unimin Group under the provisions of Section 2, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (i) the due date of the Tax Return (including extensions) or (ii) the date on which such Tax Return is filed, to the date of payment.

(c) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount attributable to the HPQ Co Group (or the Unimin Group) in accordance with Section 2 and HPQ Co shall pay to Unimin any amount due Unimin (or Unimin shall pay HPQ Co any amount due HPQ Co) within 30 days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.3(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 5.3(c).

5.4 Indemnification Payments. All indemnification payments under this Agreement shall be made by Sibelco, Unimin, or HPQ Co, as applicable, directly to Sibelco, Unimin, or HPQ Co, as applicable, and all such payments shall, to the extent applicable, be treated by Sibelco, Unimin, HPQ Co and their respective Affiliates in the manner set forth in Section 13; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Unimin Group, on the one hand, may make such indemnification payment to any member of the HPQ Co Group, on the other hand, and vice versa.

5.5 Recomputations. Notwithstanding anything to the contrary set forth in this Agreement, if one Party makes a payment on account of Taxes to another Party under this Agreement, including with respect to a Tax indemnified against, and the amount of such payment, because of an amended Return, Tax Authority adjustment, Final Determination, carryover of a Tax Item or otherwise, would be increased or decreased if computed at a later date, at the written request of either Party, the Parties shall recompute such payment at such later date and an appropriate adjusting payment shall be made between the Parties promptly following such recomputation.

6. Tax Benefits.

6.1 General. Except as set forth below, Unimin shall be entitled to any refund or portion thereof (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Unimin is liable hereunder, HPQ Co shall be entitled to any refund or portion thereof (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which HPQ Co is liable hereunder and a Company receiving a refund (including by way of credit or offset) to which another Company is entitled (in whole or in part) hereunder shall pay over such refund or portion thereof (net of charges imposed on the Company receiving the refund) to such other Company within 30 days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

6.2 Reimbursements. If a member of the HPQ Co Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Unimin Group is liable hereunder (or to any Tax Attribute of a member of the Unimin Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis (treating any such Tax Benefit as the last item claimed for the taxable year, including after the utilization of any available net operating loss carryforwards)), or if a member of the Unimin Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the HPQ Co Group is liable hereunder (or to any Tax Attribute of a member of the HPQ Co Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis (treating any such Tax Benefit as the last item claimed for the taxable year, including after the utilization of any available net operating loss carryforwards)), HPQ Co or Unimin, as the case may be, shall make a payment to either Unimin or HPQ Co, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment) plus interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.2. For the avoidance of doubt, a Tax Benefit is actually realized when the amount of Tax payable is reduced below the amount that would otherwise be payable without the Tax Benefit.

6.3 Cooperation. If as a result of (x) an assessment by a Tax Authority, (y) an amended Return or (z) otherwise, there is an increase in Taxes for which one Group is liable hereunder because of additional income, reduction in a Tax Attribute or otherwise, then the other Group shall at the request of the first Group file an amended Return or otherwise pursue any Tax Benefits claim available to the other Group as a result of the Tax adjustment to the first Group, provided that the first Group has furnished the other Group with (i) an opinion of a Tax Advisor reasonably satisfactory to the other Group to the effect that it is at least more likely than not that the other Group will prevail in obtaining Tax Benefits or otherwise reducing the Taxes of the other Group because of the Tax adjustment to the first Group, and (ii) an acknowledgement that the first Group will reimburse the other Group for all reasonable out-of-pocket expenses incurred by the other Group in connection with making such Tax Benefit claim.

7. Tax-Free Status.

7.1 Tax Opinion and Tax Materials.

(a) General. Each of Sibelco, HPQ Co and Unimin hereby represents and agrees for itself and on behalf of its Affiliates that (i) it has reviewed the Tax Materials and, subject to any qualifications therein, all information contained in such Tax Materials that concerns or relates to such Company or any member of its respective Group or other Affiliate will be true, correct and complete, from the time presented or made through the Distribution Date and thereafter as relevant, (ii) it is unaware of any fact or circumstance that is inconsistent with the Tax Materials or the conclusions of the Tax Opinion, and (iii) no member of its respective Group or other Affiliate has any plan or intention to take any action or fail to take any action if such action or failure to act would be inconsistent with the Tax Materials or would be a Restricted Action.

7.2 Restrictions on HPQ Co. The following actions listed in Sections 7.2(a), (b), and (c) shall constitute Restricted Actions in respect of HPQ Co.

(a) General. HPQ Co taking, failing to take, or permitting any HPQ Co Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any information, statement, representation, undertaking or covenant in the Tax Materials or in the Tax Opinion.

(b) ATB. HPQ Co failing to continue to be engaged in the HPQ Co Active Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code at any time from the date hereof until the first day after the two-year anniversary of the Distribution Date.

(c) Additional Restricted Actions. Any of the following actions by HPQ from the date hereof until the first day after the two-year anniversary of the Distribution Date: (i) entry into any Proposed Acquisition Transaction or, to the extent HPQ Co has the right to prohibit any Proposed Acquisition Transaction involving HPQ Co, permitting any Proposed Acquisition Transaction to occur or otherwise providing its approval or board of directors’ recommendation to a Proposed Acquisition Transaction involving HPQ Co, (ii) merging or consolidating with any other Person or liquidating or partially liquidating, (iii) in a single transaction or series of transactions selling or transferring (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to HPQ Co pursuant to the Contribution or selling or transfer 30% or more of the gross assets of the HPQ Co Active Trade or Business or 30% or more of the consolidated gross assets of the HPQ Co Group (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeeming or otherwise repurchasing (directly or through a HPQ Co Affiliate) any HPQ Co Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue

Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amending its certificate of incorporation (or other organizational documents), or taking any other action, whether through a stockholder vote or otherwise, affecting the voting rights of HPQ Co Capital Stock (including through the conversion of one class of HPQ Co Capital Stock into another class of HPQ Co Capital Stock) or (vi) taking any other action or actions which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) otherwise results in one or more Persons (whether or not acting in concert) acquiring directly or indirectly stock representing a Fifty-Percent or Greater Interest in HPQ Co.

7.3 Restrictions on Unimin. The following actions listed in Sections 7.3(a), (b) and (c) shall constitute Restricted Actions in respect of Unimin.

(a) General. Unimin taking, failing to take, or permitting any Unimin Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any information, statement, representation, undertaking or covenant in the Tax Materials or in the Tax Opinion.

(b) ATB. Unimin failing to continue to be engaged in the Unimin Active Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code at any time from the date hereof until the first day after the two-year anniversary of the Distribution Date.

(c) Additional Restricted Actions. Any of the following actions by Unimin from the date hereof until the first day after the two-year anniversary of the Distribution Date: (i) entering into any Proposed Acquisition Transaction or, to the extent Unimin has the right to prohibit any Proposed Acquisition Transaction involving Unimin, permitting any Proposed Acquisition Transaction to occur or otherwise provide its approval or board of directors’ recommendation to a Proposed Acquisition Transaction involving Unimin, (ii) merging or consolidating with any other Person or liquidating or partially liquidating, (iii) in a single transaction or series of transactions selling or transferring (other than sales or transfers of inventory in the ordinary course of business) 30% or more of the gross assets of the Unimin Active Trade or Business or 30% or more of the consolidated gross assets of the Unimin Group (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeeming or otherwise repurchasing (directly or through a Unimin Affiliate) any Unimin Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amending its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Unimin Capital Stock (including through the conversion of one class of Unimin Capital Stock into another class of Unimin Capital Stock) or (vi) taking any other action or actions which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) otherwise results in one or more Persons (whether or not acting in concert) acquiring directly or indirectly stock representing a Fifty-Percent or Greater Interest in Unimin. Provided, however, that (x) no transaction occurring or contemplated by the Merger Agreement shall be considered a Restricted Action and (y) the issuance of Unimin shares pursuant to Merger Agreement shall be taken into account in determining whether any other acquisition of Unimin shares prior to the first day after the two-year anniversary of the Distribution Date results in acquisition of stock representing a Fifty-Percent of Greater Interest in Unimin.

7.4 Liability for Tax-Related Losses.

(a) Unimin. Unless Section 7.4(c) is applicable, Unimin shall be responsible for, and shall indemnify and hold harmless Sibelco, HPQ Co, Affiliates of HPQ Co, and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition of all or a portion of Unimin’s Capital Stock and/or it assets (and/or any of its Affiliate’s stock or assets) by any Person, (ii) any negotiations, understandings, agreements or arrangements by or on behalf of Unimin with respect to transactions or events (including stock issuances or option grants) or a series of transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Unimin representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by Unimin after the Distribution (including any amendment to Unimin’s certificate of incorporation) affecting the voting rights of Unimin stock, or (iv) any act or failure to act by Unimin or any Unimin Affiliate which constitutes a Restricted Action (collectively, a Unimin Listed Action); provided, however, that, Unimin shall not be liable under this Section 7.4(a) for any Tax-Related Losses that are attributable to or result from any Unimin Listed Action that is an Unapproved Unimin Action.

(b) HPQ Co. HPQ Co shall be responsible for, and shall indemnify and hold harmless Sibelco, Unimin, Affiliates of Unimin, and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition of all or a portion of HPQ Co’s Capital Stock and/or it assets (and/or any of its Affiliate’s stock or assets) by any Person, (ii) any negotiations, understandings, agreements or arrangements by or on behalf of HPQ Co with respect to transactions or events (including stock issuances or option grants) or a series of transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of HPQ Co representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by HPQ Co after the Distribution (including any amendment to HPQ Co’s certificate of incorporation) affecting the voting rights of HPQ Co stock, (iv) any act or failure to act by HPQ Co or any HPQ Co Affiliate which constitutes a Restricted Action, or (v) any breach by HPQ Co of its agreement and representation set forth in Section 7.1(a).

(c) Sibelco. Sibelco shall be responsible for, and shall indemnify and hold harmless HPQ Co, Unimin, and their Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that arise: (i) solely as a direct result of any Proposed Acquisition Transaction that was caused by Sibelco’s disposition of or entering into another transaction with respect to Unimin Capital Stock or HPQ Co Capital Stock, without the written consent of Unimin that is not an Unapproved Unimin Action, until the first day after the two-year anniversary of the Distribution Date or (ii) from any act or failure to act by Unimin or any Unimin Affiliate which constitutes a Unimin Listed Action which is an Unapproved Unimin Action. In addition to the foregoing in this Section 7.4(c), Sibelco shall be liable for, and shall indemnify and hold harmless Unimin and its Affiliates and each of their respective officers, directors and employees from and against, any Tax-Related Losses to the extent any Tax-Related Losses are not subject to Section 7.4(a) or (b) (provided that, for the avoidance of doubt, in no event will this sentence of Section 7.4(c) in any way limit the Sibelco Guaranty under Section 17).

(d) FIRPTA Taxes. Notwithstanding anything to the contrary herein, Sibelco shall be responsible for, and shall indemnify and hold harmless Unimin and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any FIRPTA Tax incurred on the Spin-Off.

(e) Payments. Payments of amounts for Tax-Related Losses allocated under this Section 7.4 shall be paid by HPQ Co, Sibelco, or Unimin, as applicable, to the Party which paid the Tax-Related Loss to a Tax Authority, with such indemnity being payable within two (2) Business Days after such payment, and shall be treated in the manner set forth in Section 13.

7.5 Cash Redemption. Sibelco shall be responsible for, and shall indemnify and hold harmless Unimin and its Affiliates and each of their respective officers, directors and employees from and against, any U.S. withholding taxes (including any FIRPTA Taxes) imposed in respect of, or as a result of, the Cash Redemption, any Alternative Cash Redemption, or a combination thereof, with such indemnity being payable within two Business Days after such payment.

8. Assistance and Cooperation.

8.1 Assistance and Cooperation. The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in relating to Taxes assessed or proposed to be assessed.

8.2 Tax Return Information.

(a) General. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns, including information concerning any Tax Attributes that were allocated pursuant to this Agreement. Any information or documents that the Responsible Company requires in order to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

(b) Rulings and Supplemental Tax Opinions. If Sibelco, HPQ Co or Unimin requests the assistance of any other Party in obtaining a Ruling or Supplemental Tax Opinion, reasonable assistance (including delivery of customary or reasonable representations through an officer’s certificate not to be inconsistent with the Tax Materials) will be rendered as expeditiously as possible. The requesting Party shall bear all reasonable out-of-pocket costs and expenses incurred by the other Party in connection with obtaining such a Ruling or Supplemental Tax Opinion, with payment due within ten Business Days after receiving an invoice therefor.

8.3 Confidentiality. Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. No Party shall be required to provide any other Person with any information and documentation requested under this Section 8 if the provision of such information or documentation would result in a waiver of attorney-client privilege or other applicable privilege or protection or would violate any Law.

9. Tax Records. Unimin shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Unimin shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Distribution Date. After such later date occurs, Unimin may dispose of such Tax Records upon 90 days’ prior written notice to HPQ Co. HPQ Co shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or part of such Tax Records.

10. Tax Contests.

10.1 Notice. Within ten days after a Company becomes aware of the commencement of a Tax Contest that may give rise to Taxes for which the another Company is responsible pursuant to this Agreement, such Company shall notify the other Company or Companies of such Tax Contest. Such notice shall provide that the notifying Company may seek indemnification from the other Company or Companies under this Agreement and shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. A failure of a Company to comply with this Section 10.1 shall not relieve the indemnifying party of its indemnification obligation under this Agreement, except to the extent such failure materially prejudices the ability of the indemnifying party to contest the liability for the relevant Tax or increases the amount of such liability.

10.2 Control of Tax Contests.

(a) Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Return for Income Taxes, the Filing Party shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.2(e), (f), (g), (h) and (i).

(b) Unimin Group Return. In the case of any Tax Contest with respect to any Unimin Group Return, Unimin shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.2(e), (f), (g), (h) and (i).

(c) HPQ Co Group Return. In the case of any Tax Contest with respect to any HPQ Co Group Return, HPQ Co shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.2(e), (f), (g), (h) and (i).

(d) Other Taxes. In the case of any Tax Contest with respect to any Other Taxes (i) Unimin shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Unimin Adjustment, including settlement of any such Unimin Adjustment and (ii) HPQ Co shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any HPQ Co Adjustment, including settlement of any such HPQ Co Adjustment, and (iii) Unimin and HPQ Co shall jointly control the defense or prosecution of adjustments for which Unimin, HPQ Co or any of their Affiliates could each be liable and any and all administrative matters not directly and exclusively related to any Unimin Adjustment or HPQ Co Adjustment.

(e) Tax-Related Losses. Either Sibelco, HPQ Co or Unimin shall have exclusive control over the Tax Contest involving any Tax Adjustment proposed, asserted or assessed pursuant to any Tax Contest relating to or involving any Tax-Related Losses to the extent such Party is allocated such Tax under Section 7.4, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.2(f), (g), (h) and (i).

(f) Settlement Rights. For Tax Contests other than those that are jointly controlled by the Parties pursuant to Section 10.2(d), unless waived by the Non-Controlling Party in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; (v) the Controlling Party shall defend such Tax Contest diligently and in good faith; and (vi) the Controlling Party shall not settle or compromise such Tax Contest without the prior written consent of the Non-Controlling Party (not to be unreasonably withheld, conditioned or delayed). The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was materially prejudiced by such failure. In the case of any Tax Contest described in Section 10.2(a), (b), (c), or (d), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company or Companies.

(g) Tax Contest Participation. Unless waived by the Non-Controlling Party in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 10.2(g) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was materially prejudiced by such failure.

(h) Power of Attorney. HPQ Co shall execute and deliver (or cause any member of the HPQ Co Group to deliver), Unimin shall execute and deliver (or cause any member of the Unimin Group to deliver), and Sibelco shall execute and deliver any power of attorney or other similar document reasonably requested by the any other Party that is the Controlling Party in connection with any Tax Contest described in this Section 10.

(i) Cooperation. The Parties will cooperate and act in good faith with each other in the conduct of Tax Contests as reasonably requested by either of them, including (i) the retention and provision on a timely basis of books, records, documentation or other information relating to such Tax Contest, (ii) the filing or execution of any document that may be necessary or reasonably helpful in connection with the Tax Contest, (iii) the use of commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the Tax Contest and (iv) the making of its employees and facilities reasonably available on a mutually convenient basis to facilitate such cooperation.

11. Effective Date. This Agreement shall be effective as of the Distribution Date.

12. Survival. This Agreement shall remain in force and be binding so long as the applicable period for assessments or collections of Tax or the right to claim or use any Tax Benefit (including extensions) remains unexpired for any Taxes or Tax Benefits contemplated by, or indemnified against in, this Agreement plus two years; provided that to the extent a claim for indemnification is made prior to the expiration of this Agreement, this Agreement shall survive until such claim is finally resolved.

13. Treatment of Payments.

13.1 General. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, any indemnity payment between HPQ Co and Unimin made under this Agreement, including pursuant to Section 2, 4.3, 5 or 7.4, and any Tax Benefit payment made under this Agreement, including pursuant to Section 6, shall be treated, for all Tax purposes, as made immediately before the Distribution as a distribution (or, as context requires, an assumption of a liability under the Business Contribution Agreement or otherwise) by HPQ Co to (or from) Unimin or as a contribution by Unimin to HPQ Co, as appropriate. To the extent one Company makes a payment of interest to another Company relating to a payment of Tax under this Agreement, the interest payment shall be treated as interest expense to the payor and as interest income by the recipient and the amount of such payment shall not be adjusted to take into account any associated Tax Benefit to the payor or increase in Tax to the recipient.

13.2 After-Tax Basis. All indemnity payments under this Agreement, including pursuant to Section 2, 4.3, 5 or 7.4, shall be (i) increased to take account of any net Tax cost actually incurred by the indemnified party arising from the receipt or accrual of indemnity payments (grossed up for such increase) and (ii) reduced to take account of any net Tax Benefit actually realized by the indemnified party arising from the incurrence or payment of any amount or other loss indemnified against. In computing the amount of any such Tax cost or Tax Benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit, including the utilization of any available net operating loss carryforwards, before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any amount or other loss indemnified against hereunder. For purposes of this Section 13.2, an indemnified party shall be deemed to have “actually incurred” or “actually realized” a net Tax cost or a net Tax Benefit to the extent that, and at such time as, the amount of Taxes payable (including Taxes payable on an estimated basis) by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such amount indemnified against as the case may be. The Companies shall make any adjusting payment between each other as is required under this Section 13.2 within ten (10) days of the date an indemnified party is deemed to have actually realized or actually incurred each net Tax Benefit or net Tax cost. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the indemnified party’s liability for Taxes and any payments necessary to reflect such adjustment shall be made within ten (10) days of such determination.

14. Disagreements.

14.1 General Procedures. The Companies will use commercially reasonable efforts to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement (including those, if any, relating to the interpretation, implementation or compliance with the provisions of this Agreement). In furtherance thereof, in the event of any dispute or disagreement with respect to this Agreement (a “Tax Matters Dispute”) between Sibelco, any member of the Unimin Group and any member of the HPQ Co Group, the Tax departments of the Companies (and their advisers if requested) shall negotiate in good faith to resolve the Tax Matters Dispute. In the event that such good faith negotiations do not resolve the Tax Matters Dispute, any one of the Parties that is party to the dispute may by delivering a request in writing to the other(s), subject the Tax Matters Dispute to the procedures set forth in Section 14.2.

14.2 Tax Advisor Resolution. In the case of any Tax Matters Dispute governed by this Section 14.2, the disputing Parties shall appoint a Tax Advisor to resolve such dispute. In this regard, the Tax Advisor shall make determinations with respect to the disputed items based solely on representations and factual submissions made by the Parties to the Tax Matters Dispute and their respective representatives, and shall not conduct an independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Tax Advisor to resolve any Tax Matters Dispute submitted no later than thirty Business Days after submission of such dispute to the Tax Advisor, but (unless otherwise mutually agreed by the Parties) in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Tax Advisor with respect thereto shall be final and conclusive and binding on the Parties. The Tax Advisor shall resolve any and all Tax Matters Disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with Past Practices, except as otherwise required by applicable Tax Law. The Parties shall require the Tax Advisor to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Tax Advisor shall be borne equally by the prevailing Party or Parties, on the one hand, and the non-prevailing Party or Parties, on the other.

15. Late Payments. Except as otherwise provided in this Agreement, any amount owed by one Company to another Company under this Agreement that is not paid when due shall bear interest from the due date until paid at the Prime Rate plus two percent, compounded semiannually.

16. Expenses. Except as otherwise provided in this Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

17. Sibelco Guaranty. Sibelco hereby irrevocably and unconditionally guarantees to Unimin and its Affiliates the due and punctual payment in full of all the payment obligations of HPQ Co and its Affiliates under this Agreement (including under Sections 2, 5, 6, and 7.4(b)) (the “HPQ Co Tax Obligations”). If, for any reason whatsoever, HPQ Co and its Affiliates fail to or are unable to duly, punctually, and fully pay the HPQ Co Tax Obligations, Sibelco will forthwith pay (or cause to be paid) the HPQ Co Tax Obligations. Sibelco agrees that the Sibelco Guaranty is irrevocable, absolute, independent, and unconditional and the Sibelco Guaranty will not be affected by any circumstances that constitute a legal or equitable discharge of a guarantor or surety, other than the payment in full of the HPQ Co Tax Obligations. Without limiting the generality of the foregoing, Sibelco agrees that the Sibelco Guaranty is (i) a guaranty of payment when due and not of collectability or performance, and (ii) independent of the obligations of HPQ Co and its Affiliates under this Agreement and a separate action may be brought against and prosecuted against Sibelco if, but only if, HPQ Co and its Affiliates fail to or are unable to duly, punctually, and fully pay the HPQ Co Tax Obligations, whether or not any action is or may be brought against HPQ Co and its Affiliates.

18. General Provisions.

18.1 Notices. All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing (including by facsimile) and will be deemed to have been duly given when: (a) delivered by hand to the Party to be notified; (b) sent by facsimile if sent during the normal business hours of the Party to be notified, and if not, then on the next Business Day; or (c) received by the Party to be notified, if sent by an internationally recognized overnight delivery service, specifying the soonest possible time and date of delivery, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses, and facsimile numbers as a Party may designate by notice to the other parties from time to time). All such notices and other communications shall be sent:

if to Unimin:

Unimin Corporation

258 Elm Street,

New Canaan, CT 06840

United States of America

Attention: General Counsel

Facsimile: +1 (203) 966-1977

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention: Peter D. Lyons, Esq.

Email: peter.lyons@freshfields.com

Attention: Omar Pringle, Esq.

Email: omar.pringle@freshfields.com

Facsimile: +1 (212) 277 4001;

if to HPQ Co:

Sibelco North America, Inc.

c/o SCR-Sibelco NV

Plantin en Moretuslei 1a, 2018 Antwerp

Belgium

Attention: Laurence Boens, Group Legal Counsel

Email: laurence.boens@sibelco.com

Facsimile: +32 3 223 67 00;

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention: Peter D. Lyons, Esq.

Email: peter.lyons@freshfields.com

Attention: Omar Pringle, Esq.

Email: omar.pringle@freshfields.com

Facsimile: +1 (212) 277 4001;

if to Sibelco:

SCR-Sibelco NV

Plantin en Moretuslei 1a, 2018 Antwerp

Belgium

Attention: Laurence Boens, Group Legal Counsel

Facsimile: +32 3 223 67 00

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention: Peter D. Lyons, Esq.

Email: peter.lyons@freshfields.com

Attention: Omar Pringle, Esq.

Email: omar.pringle@freshfields.com

Facsimile: +1 (212) 277 4001;

18.2 Amendment and Waivers. This Agreement may not be amended or modified except by an instrument in writing, consented to in writing by each of the Parties. Each Party may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such Party contained in this Agreement, provided that (i) any such extension or waiver by a Party will be valid only if set forth in a written document signed on behalf of the Party against whom such extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver and (iii) no failure or delay by a Party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.

18.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Company. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Companies shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Companies as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

18.4 No Duplication of Payment. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require a Company to make any payment attributable to any indemnification for Taxes or payment of Taxes hereunder, or to any Tax Benefit, for which payment has previously been compensated by such Company or another Company hereunder.

18.5 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

18.6 Governing Law. Each Party irrevocably submits to the exclusive personal jurisdiction of the New York Courts for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York located in the borough of Manhattan or, if such Proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 18.1, shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 18.6. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in the New York Courts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any New York Court has been brought in an inconvenient forum.

18.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, any Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that such assignment shall be effective only if, and as of the time when, the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 18.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement

18.8 Subsidiaries. If, at any time, Unimin or HPQ Co acquires or creates one or more subsidiaries that are includable in the Unimin Group or the HPQ Co Group, as applicable, they shall be subject to this Agreement and all references to the Unimin Group or the HPQ Co Group herein shall thereafter include a reference to such subsidiaries. Unimin and HPQ Co shall each cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate or subsidiary (direct or indirect) of such Company.

18.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein means United States dollars, and all payments hereunder shall be made in United States dollars unless otherwise mutually agreed upon by the Parties.

18.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.11.

18.12 Limitation of Liability. IN NO EVENT SHALL SIBELCO, ANY MEMBER OF THE UNIMIN GROUP OR THE HPQ CO GROUP BE LIABLE TO SIBELCO, ANY MEMBER OF THE HPQ CO GROUP OR THE UNIMIN GROUP, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18.13 Public Announcements. Each Party agrees that no public release or announcement concerning this Agreement or the other transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Applicable Law or by the rules and regulations of any stock exchange upon which the securities of a Party are listed, in which case the Party required to make the release or announcement shall, to the extent practicable, allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized on the date first set forth above:

UNIMIN CORPORATION, a Delaware corporation

By:	/s/ Campbell Jones

Name:	Campbell Jones
Title:	President and Chief Executive Officer

Signature Page to Tax Matters Agreement

Sibelco North America, Inc., a Delaware corporation

By:	/s/ Kurt Decat

Name:	Kurt Decat
Title:	Chief Executive Officer

Signature Page to Tax Matters Agreement

SCR-SIBELCO NV, a Belgian public company

By:	/s/ Kurt Decat

Name:	Kurt Decat
Title:	Member of Executive Committee

SCR-SIBELCO NV, a Belgian public company

By:	/s/ Laurence Boens

Name:	Laurence Boens
Title:	Member of Executive Committee

Signature Page to Tax Matters Agreement